Exhibit 99.1

Hercules Capital Completes Outstanding Fourth Quarter Originations Activity and Achieves All-Time Record of More Than $1.21 Billion in Total New Debt and Equity Commitments in 2018(1)

PALO ALTO, Calif., January 7, 2019 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading and largest focused specialty finance company to innovative venture growth, pre-IPO and M&A stage companies backed by leading venture capital and select private equity firms, today announced its many select investment and operating highlights for 2018.

“We completed a strong fourth quarter and culminated the year with total new investment commitments exceeding $1.21 billion in 2018, which resulted in a record-breaking annual originations performance,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “These 2018 accomplishments exemplify our industry-leading venture debt platform and strong brand recognition within the VC community and underscores our team’s outstanding effort and ability to execute on all fronts to deliver on a truly remarkable year for our shareholders.”

Henriquez continued, “2018 has been a transformative year for Hercules as evidenced by the many amazing accomplishments and critical financial achievements. This year would not have been possible without the unwavering dedication and expertise of our world-class employees, combined with the ongoing support from numerous outstanding partnerships, which include our amazing and ingenious entrepreneurs and their outstanding venture capital sponsors who select Hercules as their capital partner of choice, as well as our investment bankers, rating agencies, shareholders and bondholders. We are truly grateful and thank you for your continued trust. Entering 2019, we maintain a very optimistic outlook and believe we are well positioned to continue to our momentum in the current market environment.”

Q4 2018 Select Achievements and Highlights

New Debt and Equity Commitments

•	Q4 2018 closed and pending new debt and equity commitments totaling $320.9 million(1)(2)

Corporate Events

•	Received stockholder approval to reduce its asset coverage requirement to 150.0% from 200.0%

•	Received a “For” recommendation from both ISS and Glass Lewis to reduce its asset coverage requirement to 150.0%

○	One of the few Business Development Company’s (“BDCs”) to receive such support

Full-Year 2018 Select Major Achievements and Highlights

New Debt and Equity Commitments

•	Record total closed cumulative new debt and equity commitments of $1.21 billion, as of December 31, 2018

Capital Market Raising Activities

•	Issued $75.0 Million of 5.25% 7-year Notes due 2025

•	Issued $40.0 Million of 6.25% 15-year Notes due 2033

•	Issued $200.0 Million of 4.605% 3.5-year Securitization Notes

•	Completed $81.0 Million Common Stock Offering, accretive to NAV

•	Completed $82.3 Million ATM net proceeds, accretive to NAV, as of September 30, 2018

Corporate Events

•	Completed strategic acquisition of Gibraltar Business Capital – an Asset Based Lending platform, and a Hercules Capital portfolio company.

•	Formed Hercules Capital SaaS Finance Division

•	Received SBA Green Light Letter Approval to apply for a third SBIC license

•	BBB Investment Grade Credit and Corporate Rating from DBRS

•	BBB Investment Grade Credit and Corporate Rating from KBRA

Portfolio Company Completion IPO Events

1.	DocuSign, Inc. (NASDAQ:DOCU)

2.	Tricida, Inc. (NASDAQ:TCDA)

3.	BridgeBio/Eidos Therapeutics, Inc. (NASDAQ:EIDX)

Portfolio Company Completion M&A Events

1.	Inotek Pharmaceuticals Corporation

2.	Neothetics, Inc. (NASDAQ:NEOT)

3.	IntegenX Inc.

4.	FanDuel

5.	RazorGator Inc.

6.	NuGen Technologies, Inc.

7.	Avnera Corporation

8.	INXPO, Inc.

9.	NewVoiceMedia Ltd.

10.	Clustrix

11.	Edge Therapeutics, Inc. (NASDAQ:EDGE)

Accompanying Footnotes:

(1)	As of December 31, 2018.

(2)

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments. As of January 4, 2019.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $8.2 billion to over 440 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has five outstanding bond issuances of 6.25% Notes due 2024 (NYSE: HTGX), 4.375% Convertible Notes due 2022, 4.625% Notes due 2022, 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578

mhara@htgc.com